Exhibit 2.1

Execution Version

THIRD AMENDMENT TO EQUITY PURCHASE AGREEMENT

This THIRD AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”) dated July 8, 2020, is by and between RTI Surgical Holdings, Inc., a Delaware Corporation (“Parent”), and Ardi Bidco Ltd., a Delaware Corporation (“Buyer”, and together with Parent, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Equity Purchase Agreement (the “Initial Purchase Agreement”), dated January 13, 2020, by and between Parent and Buyer, pursuant to which, among other things, Buyer agreed to purchase from Parent, and Parent agreed to sell or contribute to Buyer, all of the Securities, on the terms and subject to the conditions contained in the Purchase Agreement;

WHEREAS, the Parties entered into that certain First Amendment to Equity Purchase Agreement, dated March 6, 2020, pursuant to which the Parties amended the Initial Purchase Agreement on the terms and subject to the conditions set forth therein (the Initial Purchase Agreement, as amended, the “Amended Purchase Agreement”);

WHEREAS, the Parties entered into that certain Second Amendment to Equity Purchase Agreement, dated April 27, 2020, pursuant to which the Parties amended the Amended Purchase Agreement on the terms and subject to the conditions set forth therein (the Amended Purchase Agreement, as amended, the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein in accordance with Section 13.6 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

A. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement.

B. Amendments to Purchase Agreement.

1. Section 4.1 of the Purchase Agreement is hereby amended by adding the following sentence to the end of such Section:

“Notwithstanding the foregoing, the Closing Date shall not occur prior to July 20, 2020.”

2. A new Section 4.3(h) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“two (2) duly completed and executed IRS Form 8023s for each of US Metals LLC, RTI OEM, RTI Donor Services, Inc. and Tutogen US, and Tutogen Medical GmbH, as required pursuant to Section 8.2(f)(i);”

3. A new Section 4.4(o) of the Purchase Agreement is hereby inserted into the Purchase Agreement as follows:

“two (2) duly completed and executed IRS Form 8023s for each of US Metals LLC, RTI OEM, RTI Donor Services, Inc. and Tutogen US, as required pursuant to Section 8.2(f)(i);”

4. Section 8.1(c) of the Purchase Agreement by adding the following sentence after the first sentence of such Section:

“Parent shall not use Parent Data in violation of antitrust laws with respect to sharing competitively sensitive information, including in connection with any business arrangement, or negotiation of a business arrangement, with Buyer or its Affiliates.”

5. The first sentence of Section 8.1(f) of the Purchase Agreement is amended and restated as follows:

“Parent, on behalf of itself and its applicable Subsidiaries, hereby grants to Buyer and its Subsidiaries a limited, non-exclusive, nontransferable, non-sublicensable, royalty-free, license for an indefinite period after the Closing (the “License Period”) to use the trademarks and service marks identified on Schedule 8.1(f) (the “Licensed Marks”) solely for the purpose of (i) displaying the Licensed Marks on labels and registrations of products manufactured by or on behalf of Buyer in respect of the Business, to the extent permitted by Requirements of Law and (ii) using the name “Pioneer Surgical Technology, Inc.” on the certificate of incorporation of US Metals LLC in the State of Delaware and other uses that require the identification of US Metals LLC by name, including qualifications to do business in any other jurisdiction and identification of US Metals LLC in contracts, permits and tax filings. Notwithstanding the previous sentence, the license may be transferred or sub-licensed in the event of the sale of all or a material part of the assets of any Group Company or any of their respective successors to the purchaser(s) thereof.”

6. Section 8.2(f)(i) of the Purchase Agreement is amended and restated as follows:

“Parent and Buyer shall join in making an election under Section 338(h)(10) of the Code for US Metals LLC, RTI OEM, RTI Donor Services, Inc. and Tutogen US, with respect to the deemed purchase of the stock of such entities pursuant to this Agreement, and Parent hereby acknowledges that Buyer shall make an election under Section 338(g) of the Code for the German Subsidiary in connection with the purchase of the Securities of such entity pursuant to this Agreement (collectively, the “Section 338

Elections”). Parent and Buyer shall each deliver completed and executed copies of IRS Form 8023 and required schedules thereto at the Closing in accordance with Section 4.3(h) and 4.4(o) and as otherwise agreed by Parent and Buyer. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties shall reasonably cooperate in making such changes. Buyer shall timely file the applicable IRS Form 8023s.”

7. Section 8.2(f)(ii) of the Purchase Agreement is amended and restated as follows:

“Within 30 days following the Adjustment Report Finalization Date, Buyer shall deliver to Parent a schedule (the “Preliminary Allocation Schedule”) allocating the ADSP (as such term is defined in Treasury Regulation § 1.338-4) attributable to the portion of the Purchase Price allocated to any Group Company for which Section 338 Elections are being made among the assets of such Group Company. The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder. If, within 60 days following delivery of the Preliminary Allocation Schedule, Parent notifies Buyer in writing of its disagreement with the Preliminary Allocation Schedule, Parent and Buyer shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which shall be final and binding.”

8. Section 8.2(f)(iii) of the Purchase Agreement is amended by deleting the words “RTI OEM and”.

9. Section 8.2(f)(iv) of the Purchase Agreement is amended and restated as follows:

“Within 30 days following receipt of the Appraisal, Buyer shall deliver to Parent a revised allocation schedule (the “Revised Allocation Schedule”) allocating the ADSP (as such term is defined in Treasury Regulation § 1.338-4) for the assets of the Group Companies for which a Section 338 Election will be made among the assets of such Group Companies, which revised schedule shall be final and binding. The Revised Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal. The Preliminary Allocation Schedule or Revised Allocation Schedule, upon becoming final and binding in accordance with the foregoing, shall constitute the “Final Allocation Schedule.” Each of Buyer and Parent agrees that neither it nor any of its Affiliates shall file any Tax Returns in a manner that is inconsistent with the Final Allocation Schedule except as otherwise required by the Requirements of Law.”

10. Section 8.7 of the Purchase Agreement is amended and restated as follows:

“Section 8.7. Assistance with Financial Reporting. For a period of five years after the Closing, Buyer shall cause to be provided reasonable assistance from the Director of Finance and Accounting of the Business as of the date hereof (or, if unavailable, another individual within the finance function of the Business as of the date hereof) in order to provide support to Parent in connection with any Tax or regulatory Proceedings, audits, investigations or inquiries of Parent, not to unreasonably interfere with such individual’s day-to-day responsibilities; provided, that if such individuals are required to provide more than five hours of support in any calendar month, Parent shall pay to Buyer, for each additional hour of support, $100 per hour.”

11. Annex A to Schedule 1.1(c) of the Purchase Agreement is hereby replaced in its entirety with Schedule A hereto.

12. Schedule 1.1(c) of the Purchase Agreement is hereby amended to remove the individual with the ID Number set forth on Schedule B hereto, who shall not be a Business Employee.

13. Schedule 7.7(b) of the Purchase Agreement is hereby amended to add the Intercompany Agreements set forth on Schedule C hereto.

C. No Other Modifications. Except as expressly set forth herein, the terms and provisions of the Purchase Agreement remain unmodified and in full force and effect. This Amendment and the Purchase Agreement shall be read together as one agreement, and all references to the Purchase Agreement (in the documents contemplated by the Purchase Agreement or otherwise) shall mean the Purchase Agreement as modified and amended by this Amendment.

D. No Waiver. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement, except as expressly set forth herein.

E. Miscellaneous. Sections 1.2 (Interpretation), 13.1 (Governing Law), 13.4 (Successors and Assigns; No Recourse), 13.6 (Entire Agreement; Amendments), 13.7 (Waivers), 13.9 (Partial Invalidity), 13.10 (Execution in Counterparts), 13.12 (Jurisdiction; Specific Performance) and 13.13 (Waiver of Jury Trial) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

PARENT:

RTI SURGICAL HOLDINGS, INC.

By:
Name: Jonathon M. Singer
Title: Chief Financial and Administrative Officer

[SIGNATURE PAGE TO THIRD AMENDMENT TO EQUITY PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

BUYER:

ARDI BIDCO LTD.

By:
Shayla Kasuto Harlev acting solely in her capacity as power of attorney

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